Exhibit 99.1

Contacts: Greg Artkop, Media Relations	Chris Bremer, Investor Relations
(800) 775-7290	(972) 980-9917

BRINKER INTERNATIONAL REPORTS YEAR-OVER-YEAR INCREASES IN FOURTH QUARTER AND FULL FISCAL YEAR EPS;

FOURTH QUARTER COMPARABLE RESTAURANT SALES UP 2.3 PERCENT

DALLAS (Aug. 7, 2014) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter ended June 25, 2014.
Highlights include the following:

•
Earnings per diluted share, excluding special items, increased 10.4 percent to $0.85 compared to $0.77 for the fourth quarter of fiscal 2013. Earnings per diluted share, excluding special items, increased 15.8 percent to $2.71 compared to $2.34 for the full year fiscal 2013 (see non-GAAP reconciliation below)

•
On a GAAP basis, earnings per diluted share decreased to $0.43 compared to $0.64 for the fourth quarter of fiscal 2013 driven primarily by pre-tax charges of $39.5 million recorded to establish reserves for the potential settlement of various litigation matters. On a GAAP basis, earnings per diluted share increased to $2.26 compared to $2.20 for the full year fiscal 2013

•	Brinker International company sales increased 3.7 percent to $735.0 million and comparable restaurant sales at company-owned restaurants increased 2.3 percent

•	Chili’s company-owned comparable restaurant sales increased 2.5 percent

•	Maggiano’s comparable restaurant sales increased 0.9 percent, representing the 18th consecutive quarterly increase

•
Chili's franchise comparable restaurant sales increase of 1.2 percent includes a 1.4 percent increase for U.S. franchise restaurants and a 0.8 percent increase for international franchise restaurants, representing the 18th consecutive quarterly increase for international franchise restaurants

•	For fiscal 2014, cash flows provided by operating activities were $359.8 million and capital expenditures totaled $161.1 million

•	The company repurchased approximately 0.9 million shares of its common stock for $47.8 million in the fourth quarter and a total of approximately 5.1 million shares for $239.6 million year-to-date

•	The company paid a dividend of 24 cents per share in the fourth quarter, an increase of 20 percent over the prior year fourth quarter

"We closed fiscal 2014 with an increase in earnings per diluted share of 15.8 percent, our fourth consecutive year of double-digit growth in a competitive environment," said Wyman Roberts, Chief Executive Officer and President. "These results demonstrate our ability to deliver sustained value to our shareholders."

Exhibit 99.1

Table 1: Monthly, Q4 and FY comparable restaurant sales
Company-owned, reported brands and franchise; percentage

	April	May	June	Q4 14	Q4 13	FY 14	FY 13
Brinker International	2.1	3.0	1.7	2.3	(0.5)	0.6	0.5
Chili’s Company-Owned[1]
Comparable Restaurant Sales	2.4	3.3	1.7	2.5	(0.6)	0.6	0.5
Pricing Impact	1.2	1.2	1.2	1.2	1.3	1.2	1.4
Mix-Shift	1.3	2.3	2.3	1.9	0.2	1.2	0.9
Traffic	(0.1)	(0.2)	(1.8)	(0.6)	(2.1)	(1.8)	(1.8)
Maggiano’s
Comparable Restaurant Sales	0.6	0.7	1.6	0.9	0.2	0.6	0.5
Pricing Impact	1.7	2.4	2.5	2.2	0.5	1.5	1.8
Mix-Shift	(2.3)	(2.1)	(2.9)	(2.5)	1.1	(0.7)	0.5
Traffic	1.2	0.4	2.0	1.2	(1.4)	(0.2)	(1.8)

Chili's Franchise[2]				1.2	1.0	0.2	1.9
U.S. Comparable Restaurant Sales				1.4	0.5	(0.3)	1.6
International Comparable Restaurant Sales				0.8	2.3	1.6	2.7

Chili's Domestic[3]				2.1	(0.3)	0.3	0.8
System-wide[4]				1.9	0.0	0.5	1.0

1
Chili's company-owned comparable restaurant sales do not include sales generated by the 11 restaurants acquired in Canada in June 2013. Acquired or newly opened restaurants are not included in this calculation until 18 months of operations are completed.

2
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

3	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
4	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.

Quarterly Operating Performance
CHILI’S fourth quarter company sales increased to $639.8 million from $615.7 million in the prior year primarily due to increases in comparable restaurant sales, the acquisition of 11 restaurants in Canada at the end of the prior fiscal year, as well as increases in restaurant capacity. As compared to the prior year, the Chili’s operating margin metric was negatively impacted by the classification of revenues and expenses associated with Ziosk. The revenues associated with Ziosk are included in Franchise and other revenues while the associated expense is included in Restaurant expenses, a component of the margin calculation. Restaurant expenses, as a percent of company sales, increased due to Ziosk equipment charges, new restaurant development and higher advertising, partially offset by leverage related to higher revenue. Restaurant labor, as a percent of company sales, was negatively impacted by increased overtime and training, partially offset by leverage related to higher revenue. Cost of sales, as a percent of company sales, was favorably impacted by menu pricing, menu item changes, improved waste control, and efficiency gains related to new fryer equipment, partially offset by unfavorable pricing primarily related to cheese, avocados and limes which are market based.
MAGGIANO’S fourth quarter company sales of $95.2 million increased 1.9 percent primarily driven by increases in restaurant capacity, menu pricing and traffic. As compared to the prior year, Maggiano's restaurant operating margin was negatively impacted by higher facilities costs and new restaurant development. Cost of sales, as a percent of company sales, was negatively impacted by unfavorable mix changes and commodity pricing on seafood, partially offset by increased menu pricing and favorable commodity pricing on bread and other items. Restaurant labor, as a percent of company sales, was positively impacted by lower performance based compensation.

Exhibit 99.1

FRANCHISE AND OTHER revenues totaled $23.7 million for the fourth quarter, an increase of 13.4 percent compared to $20.9 million in the prior year driven primarily by the revenues associated with Ziosk. U.S. franchise comparable restaurant sales increased 1.4 percent and international comparable restaurant sales increased 0.8 percent. Brinker franchisees generated approximately $423 million in sales1 for the fourth quarter of fiscal 2014.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $2.5 million for the quarter primarily due to investments in the Chili's reimage program, fryer equipment, new restaurant openings, as well as the acquisition of 11 restaurants in Canada at the end of the prior fiscal year, partially offset by an increase in fully depreciated assets.
General and administrative expense increased $1.1 million primarily due to information technology expenses in support of sales driving initiatives and tax consulting costs.

Other gains and charges in the fourth quarter of fiscal 2014 includes pre-tax charges of approximately $39.5 million related to various litigation matters including a class action litigation pending in California.  In August 2004, certain current and former hourly restaurant team members filed a putative class action lawsuit against Brinker in California Superior Court alleging violations of California labor laws with respect to meal periods and rest breaks.  The parties participated in mediation regarding this case on April 8, 2014, where preliminary settlement discussions began that ultimately culminated in a preliminary settlement agreement being reached on Aug. 6, 2014.  This preliminary settlement agreement remains subject to court approval and seeks to resolve all claims in exchange for a maximum settlement payment not to exceed $56.5 million.  The company established a reserve of approximately $39.0 million related to this pending class action litigation, but the actual amount of any settlement payment could vary from the company’s reserve and will be subject to many factors including approval by the court, claims process, and other matters typically associated with the potential settlement of complex class action litigation.  The aggregate litigation reserves of approximately $39.5 million established in the fourth quarter are based on the terms set forth in the applicable agreements and the company’s reasonable expectations regarding future events.
On a GAAP basis, the effective income tax rate decreased to 18.1 percent in the current quarter from 25.0 percent in the prior year primarily due to the impact of tax benefits related to special items in the current quarter. Excluding the impact of special items, the effective income tax rate increased to 29.4 percent in the current quarter compared to 28.3 percent in the prior year primarily due to an increase in the amount of reserves established for uncertain tax positions.
Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the fourth quarter of fiscal 2014 consist primarily of charges related to litigation reserves, the impairment of restaurants, as well as charges associated with closed restaurants.
Table 2: Reconciliation of net income excluding special items
Q4 14 and Q4 13; $ millions and $ per diluted share after-tax

	Q4 14	EPS Q4 14	Q4 13	EPS Q4 13
Net Income	28.8	0.43	46.4	0.64
Other (Gains) and Charges, net of taxes[1]	27.8	0.42	9.3	0.13
Adjustment for Tax Items	—	—	(0.6)	0.00
Net Income excluding Special Items	56.6	0.85	55.1	0.77
Table 3: Reconciliation of net income excluding special items
FY 14 and FY 13; $ millions and $ per diluted share after-tax

	FY 14	EPS FY 14	FY 13	EPS FY 13
Net Income	154.0	2.26	163.4	2.20
Other (Gains) and Charges, net of taxes[1]	30.4	0.45	10.7	0.14
Adjustment for Tax Items	—	—	(0.6)	0.00
Net Income excluding Special Items	184.4	2.71	173.5	2.34

Exhibit 99.1

1
Pre-tax Other gains and charges were $44.9 million and $15.1 million in the fourth quarter of fiscal 2014 and 2013, respectively, and $49.2 million and $17.3 million in fiscal 2014 and 2013, respectively. The charges in the fiscal 2014 periods include approximately $39.5 million of charges related to litigation reserves.

Fiscal 2015 Outlook
The company anticipates earnings per diluted share, excluding special items, to increase 11 to 16 percent in the range of $3.00 to $3.15. Earnings are based on the following expectations:

•	Comparable restaurant sales are expected to increase one to two percent

•	Company-owned new restaurant development is expected to add year-over-year capacity growth of about one percent

•	Restaurant operating margin is expected to improve 25 to 50 basis points year-over-year

•	Depreciation expense is expected to increase $10 to $12 million, assuming capital expenditures of $130 to $140 million

•
General and administrative expense is expected to be $10 million higher on a dollar basis due to planning incentive compensation at target coupled with information technology expenses related to sales driving initiatives

•	Interest expense is expected to increase slightly due to a higher debt balance in fiscal 2015

•
Excluding the impact of special items, and assuming governmental renewal of the work opportunity tax credit retroactive to January 2014, the effective income tax rate is projected to be approximately 31 percent

•	Free cash flow is expected to be $180 to $190 million

•	Diluted weighted average shares outstanding is expected to be 64 to 66 million
The company believes providing fiscal 2015 earnings per diluted share guidance provides investors the appropriate insight into the company's ongoing operating performance.
Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the comprehensive income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Aug. 7). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Sept. 4, 2014.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-K for fiscal 2014 filing on or before Aug. 25, 2014; and
- First quarter earnings release, before market opens, Oct. 21, 2014.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 25, 2014, Brinker owned, operated, or franchised 1,615 restaurants under the names Chili’s® Grill & Bar (1,569 restaurants) and Maggiano’s Little Italy® (46 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of

Exhibit 99.1

mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 25, 2014	June 26, 2013	June 25, 2014	June 26, 2013
Revenues:
Company sales	$734,982	$709,128	$2,823,069	$2,766,618
Franchise and other revenues (a)	23,743	20,940	82,383	79,480
Total revenues	758,725	730,068	2,905,452	2,846,098
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	196,752	190,775	758,028	758,377
Restaurant labor	233,064	224,548	905,589	892,413
Restaurant expenses	173,866	165,433	682,271	655,214
Company restaurant expenses	603,682	580,756	2,345,888	2,306,004
Depreciation and amortization	35,169	32,651	136,081	131,481
General and administrative	33,302	32,249	132,094	134,538
Other gains and charges (c)	44,909	15,073	49,224	17,300
Total operating costs and expenses	717,062	660,729	2,663,287	2,589,323
Operating income	41,663	69,339	242,165	256,775
Interest expense	6,963	8,078	28,091	29,118
Other, net	(478)	(562)	(2,214)	(2,658)
Income before provision for income taxes	35,178	61,823	216,288	230,315
Provision for income taxes	6,358	15,456	62,249	66,956
Net income	$28,820	$46,367	$154,039	$163,359

Basic net income per share	$0.44	$0.67	$2.33	$2.28

Diluted net income per share	$0.43	$0.64	$2.26	$2.20

Basic weighted average shares outstanding	65,009	69,607	66,251	71,788

Diluted weighted average shares outstanding	66,824	71,999	68,152	74,158

Other comprehensive income (loss):
Foreign currency translation adjustment (b)	$922	$—	$(940)	$—
Other comprehensive income (loss)	922	—	(940)	—
Comprehensive income	$29,742	$46,367	$153,099	$163,359

(a)	Franchise and other revenues primarily includes royalties, development fees and franchise fees, banquet service charge income, gift card activity (breakage and discounts) and Ziosk gaming revenue.

(b)
The company’s Canadian operation uses the Canadian dollar as its functional currency. The foreign currency translation adjustment included in the company’s comprehensive income represents the unrealized impact of translating the financial statements of the Canadian entity to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the business.

Exhibit 99.1

(c)	Other gains and charges include:

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 25, 2014	June 26, 2013	June 25, 2014	June 26, 2013
Litigation reserves	$39,500	$—	$39,500	$—
Restaurant impairment charges	3,217	4,615	4,502	$5,276
Restaurant closure charges	1,083	750	3,413	3,637
Severance and other benefits	1,030	966	2,140	2,235
Gains on the sale of assets, net	(29)	(8,798)	(608)	(11,228)
Loss on extinguishment of debt	—	15,768	—	15,768
Other	108	1,772	277	1,612
	$44,909	$15,073	$49,224	$17,300

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 25, 2014	June 26, 2013

ASSETS
Current assets	$210,854	$198,591
Net property and equipment (a)	1,056,454	1,035,815
Total other assets	223,296	218,197
Total assets	$1,490,604	$1,452,603
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,884	$27,596
Current liabilities	438,226	363,636
Long-term debt, less current installments	832,302	780,121
Other liabilities	129,098	131,893
Total shareholders’ equity	63,094	149,357
Total liabilities and shareholders’ equity	$1,490,604	$1,452,603

(a)
At June 25, 2014, the company owned the land and buildings for 189 of the 884 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $143.3 million and $119.5 million, respectively.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-Two Week Periods Ended
	June 25, 2014	June 26, 2013
Cash Flows From Operating Activities:
Net income	$154,039	$163,359
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136,081	131,481
Stock-based compensation	16,074	15,909
Restructure charges and other impairments	48,033	11,425
Net loss (gain) on disposal of assets	5,161	(6,905)
Changes in assets and liabilities	454	(24,581)
Net cash provided by operating activities	359,842	290,688
Cash Flows from Investing Activities:
Payments for property and equipment	(161,066)	(131,531)
Proceeds from sale of assets	888	17,157
Payment for purchase of restaurants	—	(24,622)
Insurance recoveries	—	1,152
Net cash used in investing activities	(160,178)	(137,844)
Cash Flows from Financing Activities:
Purchases of treasury stock	(239,597)	(333,384)
Borrowings on revolving credit facility	120,000	110,000
Payments on revolving credit facility	(40,000)	(150,000)
Payments of dividends	(63,395)	(56,343)
Excess tax benefits from stock-based compensation	18,872	8,778
Payments on long-term debt	(26,521)	(316,380)
Proceeds from issuances of treasury stock	29,295	41,190
Proceeds from issuance of long-term debt	—	549,528
Payments for deferred financing costs	—	(5,969)
Net cash used in financing activities	(201,346)	(152,580)
Net change in cash and cash equivalents	(1,682)	264
Cash and cash equivalents at beginning of period	59,367	59,103
Cash and cash equivalents at end of period	$57,685	$59,367

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Fourth Quarter Openings Fiscal 2014	Total Restaurants June 25, 2014	Openings Fiscal 2014	Projected Openings Fiscal 2015
Company-Owned Restaurants:
Chili’s Domestic	5	824	10	8-10
Chili’s International	2	14	3	1
Maggiano’s	1	46	2	4
	8	884	15	13-15
Franchise Restaurants:
Chili’s Domestic	1	438	2	5
Chili's International	8	293	29	34-38
	9	731	31	39-43
Total Restaurants:
Chili’s Domestic	6	1,262	12	13-15
Chili's International	10	307	32	35-39
Maggiano’s	1	46	2	4
	17	1,615	46	52-58

FOR ADDITIONAL INFORMATION, CONTACT:
CHRIS BREMER
INVESTOR RELATIONS
(972) 980-9917
6820 LBJ FREEWAY
DALLAS, TEXAS 75240